Exhibit (g) (4)



Munich American Reassurance Company







                         Automatic Reinsurance Agreement

                             effective March 1, 2003



                                     between

                       American National Insurance Company

                                Galveston, Texas

                     (hereinafter called the Ceding Company)



                                       and



                       Munich American Reassurance Company

                                Atlanta, Georgia

                            (hereinafter called MARC)



                                 Treaty ID: 3036

























                              Table of Contents



Article I                     Basis of Reinsurance                             1

Article II                    Mode of Notification and Cession                 1

Article III                   Liability of MARC                                2

Article IV                    Plan of Reinsurance                              2

Article V                     Reinsurance Premiums                             3

Article VI                    Tax Procedures                                   3

Article VII                   Claims                                           4

Article VIII                  Policy Changes                                   5

Article IX                    Accounting                                       6

Article X                     Expenses of Original Policy                      6

Article XI                    Errors and Omissions                             7

Article XII                   Retention Limit Changes (Recapture)              7

Article XIII                  Inspection of Records                            8

Article XIV                   Insolvency                                       8

Article XV                    Arbitration                                      9

Article XVI                   Confidentiality                                 11

Article XVII                  Parties to Agreement; Entire Agreement          12

Article XVIII                 Duration of Agreement; Termination             13

Article XIX                   Effective Date; Execution                       14



Exhibit I                     Reinsurance Submission Form

Exhibit II                    Limits and Special Conditions

Exhibit III                   Retention Limits of the Ceding Company

Exhibit IV                    Life Reinsurance Premiums

Exhibit V                     List of Risks Reinsured

Exhibit VI                    List of Amendments

Exhibit VII                   In-Force Summary Form





MARC

Munich Re Group

Article I   Basis of Reinsurance

1. On and after the effective date of this agreement, the Ceding Company will automatically cede to MARC its share of the risk as defined in Exhibit II. MARC will automatically accept such share of the risk within the limits shown in
Exhibit II, provided the Ceding Company keeps its regular retention share and applies its normal underwriting standards. The Ceding Company's regular retention limits are shown in Exhibit III. Normal underwriting standards are explained in paragraph 5 of this article.

2. If the Ceding Company is already on the risk for its regular retention under previously issued policies, MARC will automatically accept reinsurance up to the limits shown in Exhibit II, provided the Ceding Company has applied the same underwriting rules it would have applied if the new policy had fallen completely within its regular retention.

3. If the Ceding Company retains less than its regular retention on a risk, MARC will automatically accept an amount not exceeding the amount retained by the Ceding Company on the current application.

4. Facultative Submissions

The Ceding Company may submit any risk that is eligible for automatic reinsurance to MARC for its underwriting opinion. If such risk is acceptable, it will be reinsured automatically under this agreement.

Underwriting Standards

5. The Ceding Company will use the Underwriting Guidelines for the Federal Employees Program and the School Employees Program (Sections 457 and 403b) in place as of the effective date of this agreement to determine underwriting risk classifications. The Ceding Company should discuss any proposed changes in underwriting standards, requirements, or other criteria with MARC before implementation.

Article II   Mode of Notification and Cession

1. There will be no individual cessions for risks reinsured hereunder. Instead, each month the Ceding Company will supply MARC with three lists containing the information shown in Exhibit V, "List of Risks Reinsured, Exhibit VI, "List of Amendments," and Exhibit VII, "In-Force Summary." The Ceding Company will submit all monthly lists to MARC no later than the 30th day of the following month.













                                        1

MARC

Munich Re Group

2. If the Ceding Company chooses to report its reinsurance transactions via electronic media, it will consult with MARC to determine the appropriate format. The Ceding Company will notify MARC before making any changes in the data format or code structure of any such reports.

Article III   Liability of MARC

1. For automatic reinsurances, MARC's liability will begin at the same time as the Ceding Company's liability.

2. For facultative reinsurances, MARC's liability will commence at the same time as the Ceding Company's liability, provided MARC has made an offer and that offer was accepted in accordance with the terms of this Agreement.

Article IV   Plan of Reinsurance

1. Life reinsurance will be ceded on a monthly renewable term basis for the Reinsurance Death Benefit. Reinsurance Death Benefit

2. The Reinsurance Death Benefit will be rounded to the nearest dollar and will equal the Proportion of the Policy Reinsured multiplied by the difference between the death benefit and the cash value included in the death benefit.

Proportion of the Policy Reinsured

3. The Proportion of the Policy Reinsured will be the amount ceded divided by the sum of the amount ceded and the Ceding Company's retention.

Increases and Decreases

4. Any increase or decrease in the death benefit will be shared proportionately by the Ceding Company and MARC until the Ceding Company has reached its retention limit. Additional increases will be assumed by MARC subject to the provisions for increased amounts specified in Article VIII and Exhibit II.

Additional Benefits

5. MARC will not participate in gross annual premiums and policy fees paid by the policyholder, expense charges, cash values, accumulation fund amounts, dividends, nor any benefits not expressly referred to herein.













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MARC

Munich Re Group

Article V   Reinsurance Premiums

1. The reinsurance premium rates for life insurance are in Exhibit IV. Any annual rates in Exhibits IV will be divided by twelve to determine monthly rates. Such monthly rates will be rounded to four decimal places.

2. The Ceding Company will pay the reinsurance premiums on a monthly basis at the beginning of each calendar month following the date of issue. No premium will be due for the calendar month of issue, nor will there be any adjustment for unearned premiums for any month in which any reinsurance is reduced or terminated. Any scheduled change in reinsurance premiums effective on a policy anniversary will be deemed effective on the first day of the calendar month following such anniversary.

3. MARC guarantees that premium rates for a given attained age, rating and duration shall not exceed the higher of the quoted rate for that age, rating and duration or the one year term rate on the appropriate multiple of the applicable 1980 CSO table at the maximum statutory valuation rate. For technical reasons relating to the uncertain status of deficiency reserve requirements by the various state insurance departments, the life reinsurance rates cannot be guaranteed for more than one year. On reinsurance ceded at these rates, however, MARC anticipates continuing to accept premiums on the basis of the quoted rates. If the Ceding Company can and does change what it charges the policyowner then MARC anticipates participating in the change. Otherwise, should MARC increase the reinsurance premiums, then the Ceding Company shall have the right to immediately recapture any business affected by such change.

Article VI   Tax Procedures

1. MARC will not reimburse the Ceding Company for any share of state premium taxes the Ceding Company has to pay.

2. Both companies hereby enter into an election under Treasury Regulations
Section 1.848-2(g)(8) whereby:

a. For each taxable year under this agreement, the party with net positive consideration, as defined in Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this reinsurance agreement without regard to the general deductions limitation of Section 848(c)(1).















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MARC

Munich Re Group

b. Both companies agree to exchange information about the amount of net consideration for all reinsurance agreements in force between them to ensure consistency for purposes of computing specified policy acquisition expenses.

c. This election will be effective as of the beginning of the taxable year that includes the effective date of this agreement. This election will remain in effect for all future taxable years for which this agreement remains in effect.

Article VII   Claims

1. If the Ceding Company pays a claim in full, MARC will pay the Ceding Company the full Reinsurance Death Benefit. If the Ceding Company pays less than the full amount of a claim, MARC and the Ceding Company will share proportionately in the reduction.

2. If any special expenses are involved in the settlement of a claim, MARC and the Ceding Company will share the expenses proportionately. Such special expenses include, but are not limited to, court and arbitration costs, special investigations, etc. The following will not be considered special expenses:

a. Salaries of the Ceding Company's and MARC's employees

b. Expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable

c. Expenses, fees, settlements, or judgements arising out of or in connection with claims made against the Ceding Company for extra-contractual damages, such as punitive damages, bad faith damages, or compensatory damages that may arise from acts or omissions of the Ceding Company in its conduct with its own insured, policy owner, beneficiary or assignee of the policy, or others; provided, however, that MARC will pay its proportionate part of any such expenses, fees, settlements, and judgements solely to the extent that such expenses, fees, settlements, and judgements result directly from acts or omissions of MARC, or acts or omissions of the Ceding Company to which MARC affirmatively consented in writing or that were directed, ratified, or agreed to by MARC in writing



















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MARC

Munich Re Group

3. Both companies will share proportionately in any increase or reduction resulting from an insured's misstatement of age or sex.

4. In every case of loss, any proofs acceptable to the Ceding Company will be sufficient for MARC. However, the Ceding Company must furnish MARC with copies of the proofs.

Contestable Claims

5. The Ceding Company must give MARC advance notice of any contestable claim if fifty percent or more of the life or waiver of premium disability risk is reinsured by MARC. The Ceding Company must also give MARC advance notice of any contestable accidental death claim if the accidental death benefit is reinsured hereunder. On request, the Ceding Company will submit all papers relating to any such claim to MARC for its opinion before making any commitment or payment to the claimant.

Article VIII   Policy Changes

1. The Ceding Company will include any changes in the List of Amendments described in Exhibit VII.

2. If the face amount or death benefit is increased according to procedures in the policy, the Reinsurance Death Benefit and the Proportion of the Policy Reinsured will be recalculated. Such increases are subject to the submission of satisfactory evidence of insurability and will therefore be treated as new issues, subject to the provisions of Article I and the limitations shown in
Exhibit II. Reinsurance premiums for such increased amounts will be calculated as for other new issues.

3. If any portion of the total insurance retained by the Ceding Company on any life is reduced or terminated, the amount of reinsurance carried by the Ceding Company on that life will be reduced by a like amount. The reinsurance on the policy or policies reduced or terminated will be the first to be reduced. If further reduction in reinsurance is required, the cessions to be reduced or terminated will be determined by the order in which they were reinsured. The first to be reinsured would be the first to be reduced or terminated, and so on. If the reinsurance is shared by two or more reinsurers, the reduction will be prorated among all the reinsurers.

















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MARC

Munich Re Group

4. If a policy is reinstated in accordance with its terms and the Ceding Company's regular reinstatement rules, MARC will restore the reinsurance coverage as if no change had occurred. However, MARC's approval will be required prior to reinstatement of the reinsurance if the policy was facultatively reinsured hereunder and the Ceding Company's regular reinstatement rules require more evidence of insurability than a Statement of Good Health. Upon reinstatement of the reinsurance coverage, the Ceding Company will pay the reinsurance premiums that would have accrued had the policy not lapsed, together with interest at the same rate as the Ceding Company receives under its policy.

Article IX   Accounting

1. Within the first 30 days of each calendar month, the Ceding Company will send MARC the List of Risks Reinsured, the List of Amendments, and the In-Force Summary, including all the information required by Exhibits VI, VII, and VIII.

2. If the Ceding Company owes MARC, it will remit the amount owed with the statement. MARC will remit any amount it owes the Ceding Company within twenty working days after receiving the statement.

3. Claim payments will be settled individually when they are due.

4. Any debts or credits, in favor of or against either MARC or the Ceding Company with respect to this agreement or any other reinsurance agreement between the Ceding Company and MARC, are deemed mutual debts or credits and will be offset and only the balance will be allowed or paid. The right of offset will not be affected or diminished because of the insolvency of either party.

Article X   Expenses of Original Policy

The Ceding Company will pay for all medical examinations, inspection fees, and other charges incurred in issuing policies.





















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MARC

Munich Re Group

Article XI   Errors and Omissions

1. Errors and omissions on any statement or reinsurance record will not affect MARC's liability for any reinsurance under this agreement. Any error affecting reinsurance premiums will be rectified as soon as possible after discovery.

2. If the failure of either party to comply with any provision of this agreement is unintentional or the result of a misunderstanding or oversight, both parties will be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

3. This article will not apply to any facultative submission until the Ceding Company has notified MARC of its acceptance of MARC's offer in accordance with
Article I.

Article XII   Retention Limit Changes (Recapture)

1. The reinsurance under this agreement will remain in force without reduction as long as the original policy remains in force without reduction, except as provided below.

2. If the Ceding Company increases its regular retention limits, it may choose to recapture. Such recapture will increase the total amount the Ceding Company carries on each case up to its then maximum retention. If the Ceding Company chooses to recapture, it must send MARC a written request. The amount eligible for recapture will be the difference between the amount originally retained and the amount the Ceding Company would have retained on the same quota share basis had the new retention schedule been in effect at the time of issue.

3. Recaptures will take effect on the later of the following dates:

a. The first policy anniversary date after the Ceding Company notifies MARC of its retention limit increase

b. When the policy has been in force for the number of years stated in Exhibit
IV

If any reinsurance on any policy reinsured hereunder is recaptured, all other eligible policies must be similarly recaptured, subject to the restrictions herein.

MARC

Munich Re Group

4. If the reinsurance to be reduced is shared by two or more reinsurers, the reduction will be prorated among all the reinsurers.

5. Reductions or cancellations that were overlooked will be made when discovered. MARC's acceptance of reinsurance premiums after the effective dates of any overlooked reductions or cancellations will not constitute or determine a liability of MARC. MARC will be liable only for a refund of the premium so received.

6. No recapture will be made if the Ceding Company retained less than its regular retention limit at issue as shown in Exhibit III or if the Ceding Company retained no part of the risk.

Article XIII   Inspection of Records

Both MARC and the Ceding Company will have the right to inspect all books, records, and documents relating to the reinsurance under this agreement. Both parties will have the right to make such inspections at any reasonable time at the office of the other party.

Article XIV   Insolvency

1. In the event of insolvency of the Ceding Company, all reinsurance shall be payable directly to the liquidator, receiver or statutory successor of said Ceding Company, without diminution because of the insolvency of the Ceding Company.

2. In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor shall give MARC written notice of the pendency of a claim on a policy reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, MARC may investigate such claim and interpose in the name of the Ceding Company (its liquidator, receiver or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which MARC may deem available to the Ceding Company or its liquidator, receiver or statutory successor.

3. The expense thus incurred by MARC shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by MARC. The expense shall be apportioned in accordance with the terms of the reinsurance agreements as though such expense had been incurred by the Ceding Company.

MARC

Munich Re Group

4. The Ceding Company shall have the option, but not the obligation, to terminate this agreement for new business and existing reinsurance upon the occurrence of the following events:

a) MARC becomes subject to insolvency or similar proceeding; or

b) MARC applies for or consents to the appointment of a rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

c) MARC becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of the company; or

d) MARC's RBC ratio falls below 300% of the authorized control level; or

e) The Ceding Company is denied reserve credit taken pursuant to this agreement by any state in which the Ceding Company is licensed.

The Ceding Company must give written notice of intent to recapture. The effective date of recapture will be determined by the Ceding Company, but will be no earlier than 30 days after the happening of any of the preceding events. The effective date of recapture must be within 120 days of the date that MARC receives written notice. Upon receiving the notice, members of MARC may appeal the decision, but this must be done no later than fourteen (14) business days after its receipt of notice from the Ceding Company.

Article XV   Arbitration

1. It is the intention of MARC and the Ceding Company that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matter with the highest good faith. If MARC and the Ceding Company cannot mutually resolve a dispute that arises out of, or relates to, this Agreement, the dispute will be decided through arbitration.

MARC

Munich Re Group

2. To initiate arbitration, either the Ceding Company or MARC will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will acknowledge to the notification in writing within fifteen (15) days of its receipt.

3. There shall be three arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties will appoint one of the arbitrators, and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of the appointment of the second arbitrator, then each arbitrator shall nominate three candidates [within ten (10) days thereafter], two of whom the other shall decline, and the decision shall be made by drawing lots for the final selection.

4. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes. The arbitration proceedings will be held in Galveston, Texas. As soon a possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will have the power to determine all procedural rules of the arbitration including, but not limited to, inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

5. The arbitrators shall base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and life reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing. The decision will be final and binding on both parties and there will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. The arbitrators may not award any exemplary or punitive damages.

MARC

Munich Re Group

6. Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

7. This Article shall survive termination of this Agreement.

Article XVI   Confidentiality

1. Privacy.

MARC agrees to treat Customer Information provided by the Ceding Company as confidential, as prescribed under Federal and State laws and regulations related to privacy. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of policies issued by the Ceding Company. MARC may disclose such information to its retrocessionaires as necessary to perform its internal risk-management functions and to comply with retrocessionaire requirements. MARC may also disclose such information to its external auditors as necessary to comply with audit requirements. MARC will take reasonable steps to assure such outside parties maintain the confidentiality of Customer Information.

MARC will furnish to the Ceding Company a copy of MARC's privacy policy upon request.

2. Proprietary Information.

a. The Ceding Company and MARC acknowledge that compliance with the terms of this agreement requires that they exchange Proprietary Information with each other.

b. Proprietary Information includes, but is not limited to, business plans, trade secrets, experience studies, underwriting manuals, guidelines and decisions, applications, policy forms, quote terms, actuarial data and assumptions, valuations, financial condition, and the specific terms and conditions of this agreement.

c. Proprietary Information will not include information that:

(i) is or becomes available to the general public other than as a result of disclosure by the party receiving the information ( hereinafter the "Recipient");

MARC

Munich Re Group

(ii) is developed independently by the Recipient;

(iii) is acquired by the Recipient from a third party that is not known by the Recipient to be bound to keep the information confidential; or

(iv) was already within the possession of the Recipient, and not subject to a confidentiality agreement, prior to being furnished by the other party.

3. MARC and the Ceding Company shall hold all Proprietary Information received from the Ceding Company in confidence and will not disclose such information except to their own directors, officers, employees, affiliates, and advisors (collectively the "Representatives") who need to know such information in connection with the proper execution of this agreement. MARC and the Ceding Company shall inform all Representatives of the confidentiality of the Proprietary Information and will direct such Representatives to treat the information accordingly.

4. MARC may disclose Proprietary Information to its retrocessionaires or MIB as necessary to perform its internal risk-management functions and to comply with retrocessionaire requirements. The Ceding Company or MARC may disclose Proprietary Information to its external auditors as necessary to comply with audit requirements. The parties will take reasonable steps to assure such outside parties maintain the confidentiality of such Proprietary Information.

5. Either party may disclose Proprietary Information when legally compelled to do so. In such event, the party so compelled will provide the other party with prompt notice prior to disclosure so that the other party may seek an appropriate remedy.

Article XVII   Parties to Agreement; Entire Agreement

1. This is an agreement solely between the Ceding Company and MARC. MARC's acceptance of reinsurance hereunder will not create any right or legal relationship whatsoever between MARC and the insured or beneficiary under any policy that may be reinsured hereunder.

2. This agreement represents the entire agreement between MARC and the Ceding Company concerning the business reinsured hereunder. There are no understandings between MARC and the Ceding Company other than as expressed in this agreement.

MARC

Munich Re Group

3. Any change or modification of this agreement will be null and void unless made by an amendment to the agreement and signed by both MARC and the Ceding Company.

4. The rights and obligations under this Agreement will be construed and administered in accordance with the laws of the Ceding Company's state of Texas.

Article XVIII   Duration of Agreement; Termination

1. The duration of this agreement will be unlimited. However, either party to this agreement may terminate it at any time, for new business only, by giving ninety days' notice in writing to the other party. MARC will continue to accept reinsurance during the ninety-day period and will remain liable on all reinsurance already placed in force under the terms of this agreement until such contracts are terminated between the original insured and the Ceding Company.

2. The payment of reinsurance premiums is a condition precedent to the liability of MARC for reinsurance under this agreement. In the event reinsurance premiums are not paid when due, MARC will have the right to terminate all reinsurance coverage of all policies on which reinsurance premiums are in arrears. If MARC elects to exercise this right of termination, it will give the Ceding Company ninety days' written notice of its intention to terminate said reinsurance. Such notice will be sent by certified mail, return receipt requested. The Ceding Company will have until the end of the ninety-day period to pay any premiums that are in arrears. If all the reinsurance premiums that are in arrears are not paid by the end of the ninety-day period, including any that came to be in arrears during the ninety-day period, MARC will be relieved of all liability under those policies as of the last date for which premiums have been paid for each policy. The reinsurance of policies on which reinsurance premiums subsequently become due will automatically terminate as of the last date for which premiums have been paid for each policy, unless the reinsurance premiums on those policies are paid when due. Terminated reinsurance may be reinstated, subject to MARC's approval, within ninety days of the date of termination, upon payment of all reinsurance premiums in arrears. MARC will have no liability for any claims incurred between the date of termination and the date of reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice MARC's right to collect premiums for the period during which reinsurance was in force.

MARC

Munich Re Group

Article XIX   Effective Date; Execution

The said American National Insurance Company, Galveston, Texas, and the said Munich American Reassurance Company, Atlanta, Georgia, declare that this agreement and all its terms will be effective as of March 1, 2003, and will apply to all eligible policies issued on and after such date, even though such policies may have been backdated for up to six months to save age. In witness whereof they have by their officers executed and delivered this agreement in duplicate.



American National Insurance Company

By ________________________

Title: ______________________

Attest ______________________   Date _______________________



Munich American Reassurance Company

By _________________________

Title: _______________________

Attest ______________________   Date _______________________

MARC

Munich Re Group

Exhibit I   Reinsurance Submission Form



FACULTATIVE-AUTOMATIC SUBMISSION    Munich American Reassurance Company

ORIGINAL-ADDITIONAL-MIB Inquiry Only      P. 0. Box 3210, Atlanta, GA 30302-3210

                                                        Telephone (770) 394-5665

                                                          Telefax (770) 394-7744



-----Reinsurance Submission Form Provided----















































MARC

Munich Re Group

Exhibit II   Limits and Special Conditions

The risk of the Ceding Company to be automatically covered under this agreement, including previous reinsurances ceded to MARC by the Ceding Company on the same life, is the amount of death benefit provided by a policy minus the cash value that is included in the death benefit at issue and minus the Ceding Company's retention as shown in Exhibit III. The following limitations apply:

1. Policy Forms

All simplified issue programs for federal workers and 457 school teachers for amounts of new, direct agency issues of individual life insurance on the following policy plans:

Passport Select I Simplified Issue plans sold under Whitten Program, Form No. FPUL, FPUL(14), GFPULC

Passport Select II 30/70, Form No. FPUL2U, GFPUL2CU

Passport UL TE 30/70, Form No. PULU

WealthQuest III 30/70, Form No. WQVULU, GWQVULPU, GWQVULCU

2. Jumbo Limits

Automatic coverage of any risk will be granted only if, according to the Ceding Company's papers, the total amount in force and applied for on the same life with all insurance companies does not exceed the applicable amounts shown below:

Life (with or without waiver of premium): $10,000,000

3. Binding Limits

a. Life Insurance

(i) Standard and substandard risks written by the Ceding Company in the United States, up to and including table 4 ( 200% total mortality), or corresponding flat extras for issue ages.

(ii) All policies of $99,999 or less will be fully retained by the Ceding Company. For policies of $100,000 and greater, the quota share that MARC will reinsure is 90% of the risk not to exceed $180,000.

















MARC

Munich Re Group

Exhibit II  (continued)

Automatic reinsurance is provided for increases resulting from changes in existing insurance coverage as provided in the policy, as long as such coverage qualifies as life insurance according to U.S. federal income tax laws and regulations, subject however to the automatic coverage limits defined herein.

b. Waiver of Premium Disability Benefits

Waiver of premium benefits will not be reinsured hereunder unless the Ceding Company and MARC agree to include such benefits hereunder.

c. Accidental Death Benefits

Accidental death benefits will not be reinsured hereunder unless the Ceding Company and MARC agree to include such benefits hereunder.

4. Supplementary Benefit Forms

Supplementary benefits to be covered automatically under this agreement will be those provided by the following policy forms:





































MARC

Munich Re Group

Exhibit III   Retention Limits of the Ceding Company

Life Insurance

All policies of $99,999 or less will be fully retained by the Ceding Company. For policies of $100,000 and greater, the Ceding Company's retention will be as follows:

Issue Ages                                              Standard and Substandard

     All                                   10% of the risk not to exceed $20,000



Minimum Cession: $100,000



Waiver of Premium Disability Benefits

Not reinsured hereunder



Accidental Death Benefits

Not reinsured hereunder



































MARC

Munich Re Group

Exhibit IV   Life Reinsurance Premiums

1. Life reinsurance premiums for business ceded hereunder will be subject to the following percentages of the attached 1975-80 Select and Ultimate male and female Age Last Birthday rate schedules:

                                            All Policy Years

Non-tobacco user                          56%

Tobacco user                               115%

Reinsurance rates for unisex issues will be based on actual sex of insured.

2. Life reinsurance premiums will be calculated as follows:

For standard risks, by multiplying the Reinsurance Death Benefit by the appropriate percentage of the cost of insurance as shown on the attached schedules.

3. Periodic listings to be sent to MARC by the Ceding Company in accordance with
Article II, "Mode of Notification and Cession", will identify smoker and nonsmoker risks.

4. Reinsurances ceded on these rate schedules will be eligible for recapture in accordance with Article XII after they have been in force for at least ten years.



































MARC

Munich Re Group

75-80 Select & Ultimate

Male ALB



Issue Age 0-70     Duration 1-15 & Ultimate     Attained Age 15-100

----Various Values Provided----











75-80 Select & Ultimate

Female ALB



Issue Age 0-70     Duration 1-15 & Ultimate     Attained Age 15-100

----Various Values Provided----





































Exhibit V   List of Risks Reinsured

Universal Life

A "List of Risks Reinsured," showing all renewing policies, should be prepared and submitted monthly, quarterly, or annually according to the terms of the agreement. At least once a year at the end of each year, the Ceding Company must submit a list showing ALL risks reinsured under this agreement. Premiums due should be included only for the period being reported. The information required to be shown on such lists is set out below.

     A. Policy number

     B. Name of insured ( is surname and first initial; prefer to have first name and middle initial as well.)

     C. Sex

     D. Date of birth (month, day, year)

     E. Issue age

*   F. Attained age

     G. Policy date (month, day, year) or date of increase/decrease in specified amount

     H. Transaction code (in force)

          1. First year, newly reported (i.e., new business)

          2. First year, previously reported (i.e., renewal business in first policy year)

          3. Renewal

     I. Substandard rating (table, mortality percentage, flat extra amount and duration. Show multiple of standard for ADB or WPD.)

     J. Plan or plan code (j more than one plan is covered by the agreement)

     K. Underwriting class (smoker, nonsmoker, preferred, etc.)

     L. Specified amount issued (life, ADB, WPD)

     M. Death benefit option (i.e., cash value is included in specified amount or additional to specified amount)

*   N. Current death benefit (under original policy)

*   0. Cost of insurance (under original policy)

     P. Proportion reinsured this policy

     Q. Reinsurance death benefit (or amount reinsured if ADB or WPD)

     R. Reinsurance premium (life, ADB, WPD)

*   S. Net cash amount due MARC (life, ADB, WPD)

*   T. Automatic or facultative

* Desirable but not required

MARC

Munich Re Group

































































Exhibit V  (continued)

There should be separate subtotals for all items listed below. Each subtotal should include

Policy count                           (life--separately for new business,
renewals, and combined)

Reinsurance death benefit      (separately for new business, renewals, and
 combined)

Reinsurance premium             (separately for first year, renewals and
combined)

Net amount due MARC          (separately for first year, renewals and combined)

It is not necessary to adhere strictly to the set of transaction codes shown above as long as the appropriate subtotals and totals can be provided.

The various policy details including Reinsurance Death Benefit and proportion reinsured for this policy shown on the "List of Risks Reinsured" should correspond to the in force after any changes reported concurrently on the "List of Amendments." We need a grand total each reporting period for policy count in force and Reinsurance Death Benefit in force (separately for new business, renewals, and combined). A separate total of ADB in force is needed. This need not be separated into new business and renewals.

A grand total of reinsurance premium and net amount due MARC, including all in force and amendments, should be shown (separately for first year, renewals, and combined categories). Separate totals should be provided for life, ADB, and WPD. This may be shown on the "List of Risks Reinsured" or may be included in a separate summary.

Where premiums for more than one period are being reported on a single list, the basic identification (policy number, name of insured, sex, date of birth, age, and policy date) need be shown only one time on the first line for the policy. Subsequent lines should each relate to a different period and the period involved should be indicated.

Although an increase or decrease in specified amount will not, as a rule, result in the issuance of a new policy, the amount of such increase or decrease should be reported separately from the base specified amount so that differences in premium rates can be reflected. For example, the amount of increase in specified amount might involve a substandard rating that differs from the rating for the base specified amount. In any such case, it might be a good idea to assign a separate policy number suffix.

Any significant deviations from these reporting guidelines must be agreed to by MARC.















MARC

Munich Re Group

Exhibit VI   List of Amendments

Universal Life

Each "List of Amendments" (monthly, quarterly, or annual) should show details for each policy for which any transaction (see codes 4--12 below) occurred which has an effect on either the Reinsurance Death Benefit or reinsurance premium. The basic policy details to be shown include the following:

     a. Policy number

     b. Name of insured

*   c. Date of birth

     d. Transaction code (changes to in force)

         4. Termination without value

         5. Policy not placed (NTO)

         6. Surrender (full or partial)

         7. Reinstatement

         8. Increase in specified amount

         9. Decrease in specified amount

       10. Conversion or change of plan (e.g.,

       11. Death

       12. Other (Please describe.)

     e. Effective date of transaction

     f. Net increase or decrease in Reinsurance Death Benefit from the Reinsurance Death Benefit last reported to MARC before the change

     g. Reinsurance premium adjustment (separately for first year/renewal)

     h. Net adjustment due MARC (separately for first year/renewal)

Subtotals of policy count and Reinsurance Death Benefit should be provided for each transaction code where the transaction is such that the life policy count in force is altered by the transaction. For items g and h only grand totals are required (separately for first year/renewal/combined).

The premium adjustments should include adjustments up to the current reporting period (e.g., month, quarter). Premiums for the current reporting period should appear on the "List of Risks Reinsured."

It is not necessary to adhere strictly to the set of transaction codes shown above as long as the amendments are clearly identified and appropriate subtotals and totals can be provided.

*Desirable but not required

MARC

Munich Re Group

Exhibit VII   In-Force Summary Form

                       SELF-ADMINISTERED LIFE REINSURANCE

Summary Report

For the Period ____________ through ___________

To Munich American Reassurance Company

Company Name               Account Number

Treaty ID:

Plan ID:

Prepared By ___________________________Date _______________ Phone

I. Policy Exhibit Summary (Life Reinsurance Only)

                                                      Number of        Amount of

                                                   Policies          Reinsurance



A. In Force As Of Last Report

B. New Paid Reinsurance Ceded

C. NTO

D. Reinstatements

E. Administrative New Business (Conversions, Etc.)

F. Lapses

G. Recaptures

H. Surrenders (Coinsurance Only)

I. Death

J. Expiries

K. Administrative Lapses

L. Increase/Decrease xxxxxx

M. In Force As Of Current Report

N. ADB In Force As of Current Report xxxxxx













II. Accounting Summary

                              Premiums Commissions
Net Due

First Year  Renewal Year      First Year  Renewal Year                MARC

Category                                                                  Other*

Life

WP

ADB

Total

* If more than one category is included (e.g., surrender benefits, dividends), please show details on the reverse
side of this form.         RADF61











































MARC

Munich Re Group

Munich American Reassurance Company

Maureen L. Fuller, FLMI ALHC

Senior Treaty Associate

May 13, 2003

56 Perimeter Center East, N.E.

Atlanta, GA 30346-2290

Mailing Address:

P.O. Box 3210

Atlanta, GA 30302-3210

Telephone: (770) 350-3239

Telefax: (770) 350-3339

E-Mail: mfuller@marclife.com



Mr. Ralph Kopp, FSA, MAAA

Director, Reinsurance Project

American National Insurance Company

One Moody Plaza, 14 Floor

Galveston, TX 77550

Dear Ralph,

Enclosed is your fully executed copy of the simplified issue Reinsurance Agreement covering the Federal Employees and School Teachers.

The Addendum didn't come with it so we still need to get it completed. This was adding the par products to the above agreement.

Thanks for your help with this and I think that we are in agreement on the ART Treaty so we are making rapid progress.

Sincerely,



MLF/

Enclosures

c: S. C. Brekke



MARC

Munich Re Group

Addendum to Automatic Reinsurance Agreement


                                     to the

                         Automatic Reinsurance Agreement

                                     between

                       American National Insurance Company

                                Galveston, Texas

                     (hereinafter called the Ceding Company)

                                       and

                       Munich American Reassurance Company

                                Atlanta, Georgia

                            (hereinafter called MARC)

                                 Treaty ID: 3036

Effective May 15, 2003, Exhibit II Limits and Special Conditions, Paragraph 1.
 will be amended

to include the par products sold on a simplified issue basis as part of the Federal Employees

Program and the 457 School Program. Also the 457 School Program will use the unisex 3070

Par Whole Life product which assumes a 30/70 male/female ratio.

MARC

Munich Re Group

This addendum will be attached to and form a part of the Automatic Reinsurance Agreement effective March 1, 2003, between the Ceding Company and MARC.

In witness whereof, the said American National Insurance Company, Galveston, Texas, and the said Munich American Reassurance Company, Atlanta, Georgia, have by their respective officers executed and delivered this addendum in duplicate.





American National Insurance Company

By ___________________

Title: _________________

Attest _________________  Date ______________________





Munich American Reassurance Company

By ____________________

Title: __________________

Attest __________________  Date _____________________

MARC

Munich Re Group

Exhibit II   Limits and Special Conditions

The risk of the Ceding Company to be automatically covered under this agreement, including previous reinsurances ceded to MARC by the Ceding Company on the same life, is the amount of death benefit provided by a policy minus the cash value that is included in the death benefit at issue and minus the Ceding Company's retention as shown in Exhibit Ill. The following limitations apply:

1. Policy Forms

All simplified issue programs for federal workers and 457 school teachers for amounts of new, direct agency issues of individual life insurance on the following policy plans:

Passport Select I Simplified Issue plans sold under Whitten Program, Form No .. FPUL, FPUL(14), GFPULC

Passport Select II 30/70, Form No. FPUL2U, GFPUL2CU

Passport UL TE 30/70, Form No. PULU

WealthQuest III 30/70, Form No. WQVULU, GWQVULPU, GWQVULCU

3070 Par Whole Life, Form Nos. PWL-TE, GPWLTEP, GPWLTEC

Limited Pay Par Whole Life, Form Nos. LPWL, GLPWLP, and GLPWL-C

Par Whole Life, Form Nos. PWL, GPWLP, and GPWL-C

Unisex Par Whole Life, Form Nos. PWLU, GPWLUP, and GPWLU-C

2. Jumbo Limits

Automatic coverage of any risk will be granted only if, according to the Ceding Company's papers, the total amount in force and applied for on the same life with all insurance companies does not exceed the applicable amounts shown below:

Life (with or without waiver of premium): $10,000,000

3. Binding Limits

a. Life Insurance

(i) Standard and substandard risks written by the Ceding Company in the United States, up to and including table 4 ( 200% total mortality), or corresponding flat extras for issue ages.

(ii) All policies of $99,999 or less will be fully retained by the Ceding Company. For policies of $100,000 and greater, the quota share that MARC will reinsure is 90% of the risk not to exceed $180,000.

MARC

Munich Re Group

Exhibit II   (continued)

Automatic reinsurance is provided for increases resulting from changes in existing insurance coverage as provided in the policy, as long as such coverage qualifies as life insurance according to U.S. federal income tax laws and regulations, subject however to the automatic coverage limits defined herein.

b. Waiver of Premium Disability Benefits

Waiver of premium benefits will not be reinsured hereunder unless the Ceding Company and MARC agree to include such benefits hereunder.

c. Accidental Death Benefits
Accidental death benefits will not be reinsured hereunder unless the Ceding Company and MARC agree to include such benefits hereunder.

4. Supplementary Benefit Forms

Supplementary benefits to be covered automatically under this agreement will be those provided by the following policy forms:

MARC

Munich Re Group


Addendum

                                     to the

                         Automatic Reinsurance Agreement

                                     between

                       American National Insurance Company

                                Galveston, Texas

                     (hereinafter called the Ceding Company)

                                       and

                       Munich American Reassurance Company

                                Atlanta, Georgia

                            (hereinafter called MARC)

                                 Treaty ID: 3036

Effective May 15, 2003, Exhibit II Limits and Special Conditions, Paragraph 1. will be amended to include the par products sold on a simplified issue basis as part of the Federal Employees

Program and the 457 School Program. Also the 457 School Program will use the unisex 3070

Par Whole Life product which assumes a 30/70 male/female ratio.

MARC

Munich Re Group

This addendum will be attached to and form a part of the Automatic Reinsurance Agreement effective March 1, 2003, between the Ceding Company and MARC.

In witness whereof, the said American National Insurance Company, Galveston, Texas, and the said Munich American Reassurance Company, Atlanta, Georgia, have by their respective officers executed and delivered this addendum in duplicate.





American National Insurance Company

By ___________________

Title: _________________

Attest _________________  Date ______________________





Munich American Reassurance Company

By ____________________

Title: __________________

Attest __________________  Date _____________________

MARC

Munich Re Group

Exhibit II   Limits and Special Conditions

The risk of the Ceding Company to be automatically covered under this agreement, including previous reinsurances ceded to MARC by the Ceding Company on the same life, is the amount of death benefit provided by a policy minus the cash value that is included in the death benefit at issue and minus the Ceding Company's retention as shown in Exhibit Ill. The following limitations apply:

1. Policy Forms

All simplified issue programs for federal workers and 457 school teachers for amounts of new, direct agency issues of individual life insurance on the following policy plans:

Passport Select I Simplified Issue plans sold under Whitten Program, Form No. FPUL, FPUL(14), GFPULC

Passport Select II 30/70, Form No. FPUL2U, GFPUL2CU

Passport UL TE 30/70, Form No. PULU

WealthQuest III 30/70, Form No. WQVULU, GWQVULPU, GWQVULCU

3070 Par Whole Life, Form Nos. PWL-TE, GPWLTEP, GPWLTEC

Limited Pay Par Whole Life, Form Nos. LPWL, GLPWLP, and GLPWL-C

Par Whole Life, Form Nos. PWL, GPWLP, and GPWL-C

Unisex Par Whole Life, Form Nos. PWLU, GPWLUP, and GPWLU-C

2. Jumbo Limits

Automatic coverage of any risk will be granted only if, according to the Ceding Company's papers, the total amount in force and applied for on the same life with all insurance companies does not exceed the applicable amounts shown below:

Life (with or without waiver of premium): $10,000,000

3. Binding Limits

a. Life Insurance

(i) Standard and substandard risks written by the Ceding Company in the United States, up to and including table 4 ( 200% total mortality), or corresponding flat extras for issue ages.

(ii) All policies of $99,999 or less will be fully retained by the Ceding Company. For policies of $100,000 and greater, the quota share that MARC will reinsure is 90% of the risk not to exceed $180,000.

MARC

Munich Re Group

Exhibit II   (continued)

Automatic reinsurance is provided for increases resulting from changes in existing insurance coverage as provided in the policy, as long as such coverage qualifies as life insurance according to U.S. federal income tax laws and regulations, subject however to the automatic coverage limits defined herein.

b. Waiver of Premium Disability Benefits

Waiver of premium benefits will not be reinsured hereunder unless the Ceding Company and MARC agree to include such benefits hereunder.

c. Accidental Death Benefits
Accidental death benefits will not be reinsured hereunder unless the Ceding Company and MARC agree to include such benefits hereunder.

4. Supplementary Benefit Forms

Supplementary benefits to be covered automatically under this agreement will be those provided by the following policy forms:

MARC

Munich Re Group